Exhibit 10.2

Execution Version

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (this “Agreement”), dated as of September 12, 2023, is entered into by and between Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Opco”), January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Blocker”), January Capital Holdco, LLC, a Delaware limited liability company and a subsidiary of Endeavor (together with Endeavor OpCo and Endeavor Blocker, the “Endeavor Subscribers”), TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC), a Delaware limited liability company (“HoldCo”), TKO Group Holdings, Inc. (f/k/a New Whale Inc.), a Delaware corporation (“New PubCo”); and Vincent K. McMahon (together with Endeavor, the Endeavor Subscribers, HoldCo and New PubCo, the “Parties” and each, a “Party”). Unless otherwise specified herein, all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in New PubCo’s Amended and Restated Certificate of Incorporation, dated as of September 12, 2023 (as may be amended from time to time, the “New PubCo Certificate”).

WHEREAS, Endeavor, Endeavor OpCo, HoldCo, New PubCo, Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of New PubCo (“Merger Sub”), and World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”) are parties to that certain Transaction Agreement, dated as of April 2, 2023 (as may be amended from time to time, the “Transaction Agreement”);

WHEREAS, in connection with the Closing (as defined in the Transaction Agreement), the following individuals were designated by WWE to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: Vincent K. McMahon, Nick Khan, Steven Koonin, Nancy Tellem, and Peter Bynoe (each such Director, together with his or her successors selected in accordance with Section 1.1(b), a “WWE Designee”) and, following the Closing, the Parties have agreed to select the successors for the WWE Designees in accordance with the terms of this Agreement;

WHEREAS, in connection with the Closing, the following individuals were designated by Endeavor to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: Ariel Emanuel, Egon Durban, Mark Shapiro, Jonathan Kraft, Sonya Medina, and Carrie Wheeler (each such Director, together with his or her successors selected in accordance with Section 1.1(d), an “Endeavor Designee”) and, following the Closing, the Parties have agreed to select the successors for the Endeavor Designees in accordance with the terms of this Agreement; and

WHEREAS, the Parties wish to enter into this Agreement for the purpose of regulating certain relationships of the Parties and imposing certain restrictions on the Class A Common Stock, the Class B Common Stock (collectively, the “Common Stock”) and the membership interests of HoldCo (the “Common Units”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

BOARD NOMINATIONS; GOVERNANCE

1.1 Director Designees.

(a) Until the later of (i) December 31, 2025 and (ii) the earlier of (x) the date on which Mr. McMahon owns fewer than 7,188,031 shares of Common Stock (as equitably adjusted as a result of a stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like) and (y) the date on which Mr. McMahon no longer serves as the Executive Chair (the date contemplated by clauses (i) and (ii), the “Sunset Date”), New PubCo’s slate of individuals nominated for election to the Board shall include the WWE Designees designated in accordance with Section 1.1(b); provided, that the WWE Designees shall at all times include at least three (3) Independent Directors. For purpose of this Agreement, “Independent” shall have the meaning set forth in New PubCo’s by-laws. For purposes of this Section 1.1(a), Mr. McMahon shall be deemed to own (1) any shares of Common Stock held by any trust that is for the benefit of Mr. McMahon or the immediate family of Mr. McMahon and over which Mr. McMahon retains voting control, and (2) any shares of Common Stock owned by a partnership, limited liability company or other entity, the sole owners of which are Mr. McMahon or the immediate family of Mr. McMahon and in any case of which Mr. McMahon is the legal and beneficial owner of a majority of the outstanding voting securities or the managing member.

(b) Until the earlier of the Executive Chair Sunset Date and the Sunset Date, (A) Mr. McMahon shall have the right, but not the obligation, to designate (i) the nominee for his seat (whether himself or his successor(s)), (ii) one (1) non-Independent director and (iii) one (1) Independent director (the “V.M Designated Independent Director”) and (B) the then-appointed WWE Designees (acting by majority) shall have the right to nominate the two other (2) WWE Designees, each of whom must be Independent. If, upon the occurrence of the death, resignation or Incapacitation of Mr. McMahon (the “Executive Chair Sunset”), the Sunset Date has not occurred, then from the Executive Chair Sunset until the Sunset Date, the then-appointed WWE Designees (acting by majority), shall have the right to designate the successors to all five (5) of the WWE Designees (three (3) of whom must be Independent), subject to the terms of this Agreement. Any Director designated pursuant to this Section 1.1(b) shall be deemed to be a WWE Designee upon his or her election to the Board for all purposes. But, for the avoidance of doubt, any vacancy of the Executive Chair will be filled by the Board by affirmative vote of a majority of the Directors.

(c) Until the date on which Endeavor no longer owns, directly or indirectly (including through its controlled Affiliates), more than twenty percent (20)% (in the aggregate) of the voting power of the then-outstanding shares of capital stock of New PubCo, the slate of individuals nominated for election to the Board shall include the Endeavor Designees designated in accordance with Section 1.1(d); provided, that the Endeavor Designees shall at all times include at least three (3) Independent directors. However, in the event that a majority of the Board (or a majority of Nominating and Corporate Governance Committee of the Board) determines in good faith that an Endeavor Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all Directors or (ii) does not satisfy any applicable Law or other rule or regulation of the SEC or NYSE regarding service as a director, then such individual will not be included in the slate of nominees to be recommended by the Board for election at the next New PubCo meeting of stockholders, and Endeavor shall be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance with this Section 1.1(c). In such case, New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

(d) The Endeavor Subscribers (acting together by majority) shall have the right, but not the obligation, to designate all of the Endeavor Designees.

1.2 For so long as any person or persons have the right hereunder to designate a designee for inclusion in New PubCo’s slate of individuals nominated for election to the Board pursuant to Section 1.1 (each individual, group of individuals acting together, entity or entities acting together, as applicable, a “Nominating Person”), New PubCo shall take all necessary action within its control so that each of the Endeavor Designees and WWE Designees is nominated and elected to the Board.

1.3 The full Board (acting by majority) shall have the right to designate nominees for election at annual stockholders meetings for, or to fill vacancies in, all Director positions; provided, that, notwithstanding the foregoing, for the time period set forth herein, the applicable Nominating Person shall have the designation rights set forth herein.

1.4 New PubCo will reimburse each director for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board.

1.5 Subject to the right to designate a replacement as set forth in Section 1.7, in the event that Nominating and Corporate Governance Committee of the Board determines in good faith that a Nominating Person’s designee that must be Independent does not satisfy the applicable independence criteria, then, despite anything else to the contrary set forth herein, New PubCo will not be required to include such individual in the slate of nominees to be recommended by the Board for election at a meeting of stockholders of New PubCo; provided, however, the Nominating Person of any such individual shall be permitted to submit a replacement nominee that would qualify as Independent to the slate of individuals nominated for election to the Board in accordance with Section 1.7.

1.6 Subject to the other terms of this Agreement, for so long as a Nominating Person has the right to nominate directors for election to the Board under this Agreement, New PubCo and the Board (or, if applicable, Nominating and Governance Committee of the Board) shall take such action as is required under applicable Law, the rules and regulations in effect at such time of the NYSE or such other market on which the Common Stock is then listed or quoted or under New PubCo’s by-laws or Certificate of Incorporation to include on the Board or in the slate of nominees recommended by the Board such individuals that are nominated pursuant to Section 1.1. New PubCo shall use its reasonable best efforts to have those individuals on the slate of nominees designated pursuant to Section 1.1 elected as a director of New PubCo and New PubCo shall solicit proxies for such persons.

1.7 For so long as any Nominating Person has the right to designate a WWE Designee or Endeavor Designee under this Agreement, in the event that (a) a vacancy is created at any time by the death, disability, retirement, resignation or removal of an Endeavor Designee or a WWE Designee or (b) an individual is disqualified by the Board or Nominating and Corporate Governance Committee of the Board pursuant to Section 1.5 of this Agreement, then the applicable Nominating Person may designate another individual as its designee to either fill the applicable vacancy or be included on the slate of nominees to be recommended by the Board for election at its next meeting of stockholders, and New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

1.8 In the event that a Nominating Person ceases to have the right to designate a director pursuant to Section 1.1, none of the directors will be required to resign (and the Nominating Persons will not be required to cause any directors to resign).

1.9 At any meeting convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock in favor of the election of such WWE Designees nominated and included in the slate of nominees in accordance with this Agreement, (ii) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock against any action taken in respect of the removal of any such WWE Designees from the Board and (iii) in respect of any such vote for any amendment, alteration or waiver to the by-laws, except as otherwise provided in Section 9.1(a) of the by-laws, the Endeavor Subscribers and each of their Permitted Transferees shall not (and Endeavor shall cause the foregoing not to) vote any of their shares of Common Stock in favor of any alteration, amendment or waiver of Article IX of New PubCo’s by-laws except in accordance with Section 9.1(a) thereof.

1.10 At any meeting of the stockholders of New PubCo convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock in favor of the election of the Endeavor Designees nominated and included in the slate of nominees in accordance with this Agreement and (ii) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock against any action taken in respect of the removal of any such Endeavor Designees from the Board.

1.11 Until the Sunset Date, the Endeavor Subscribers and each of their Permitted Transferees shall provide five business days’ advance written notice to the Board before effecting any action by written consent pursuant to Section 8.1 of the New PubCo Certificate.

1.12 Until the Sunset Date, the size of the Board will be fixed at eleven (11) persons.

ARTICLE II

TRANSFERS; STANDSTILL

2.1 Restrictions on Transfer.

(a) During the period beginning on (x) the date hereof and ending on (y) the two-year anniversary of the date hereof, except for any Permitted Transfer or a Transfer of shares of Class A Common Stock or Common Units at a price (calculated with respect to any such Common Units as though converted to Class A Common Stock) below the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement or execution of definitive documentation in respect thereof, the Endeavor Subscribers shall not, and Endeavor shall cause the Endeavor Subscribers and each Permitted Transferee of Endeavor or the Endeavor Subscribers not to, Transfer any (i) shares of Class A Common Stock beneficially owned or owned of record by them or (ii) Common Units beneficially owned or owned of record by them, in each case to any Person without the approval of a majority of the WWE Designees (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law).

(b) Following the two-year anniversary of the Closing Date, the Endeavor Subscribers and their Permitted Transferees shall be permitted to effect any Transfer of its or their shares of Common Stock or Common Units, except in a Restricted Transfer. Despite the foregoing, the Endeavor Subscribers and their Permitted Transferees may effect a Restricted Transfer following the two-year anniversary of the Closing Date if (but only if) Endeavor either (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law):

(i) obtains the approval of a majority of the WWE Designees; or

(ii) the Acquiror in such proposed Transfer makes a pro rata offer on equivalent terms to all of the other equityholders of New PubCo and HoldCo, as applicable, (i.e., if an Acquirer in such a Transfer has agreed to purchase forty-percent (40%) of the shares of Class A Common Stock then-held by the Endeavor Subscribers and their Permitted Transferees and such Transfer constitutes a Restricted Transfer, then in order to avoid the application of the restriction set forth in this Section 2.1(b), such Acquirer would be required make an offer to the stockholders of New PubCo and unitholders of HoldCo (in each case, other than the Endeavor Subscribers and their Permitted Transferees) to purchase up to (at each such offerees’ election) forty-percent (40%) of the shares of Class A Common Stock and/or Common Units, respectively, that are not held by the Endeavor Subscribers and their Permitted Transferees on equivalent terms).

(c) For purposes of Section 2.1(b): (i) a “Restricted Transfer” means a Transfer (or a series of related Transfers) that (A) would be at a price above the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement and (B) would result in any third party or group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, but excluding for purposes of determining any such group, Endeavor and its Affiliates) (an, “Acquiror”) controlling, directly or indirectly, 25% or more of the voting power and/or economic interests of

New PubCo and/or HoldCo (as applicable); and (ii) the “30-Day VWAP” means, as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by New PubCo) from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on such date.

2.2 Permitted Transfers and Transfer Requirements.

Notwithstanding anything to the contrary herein (but subject to the immediately following sentence of this Section 2.2), each of the Endeavor Subscribers and their Permitted Transferees may (a) Transfer any shares of Class A Common Stock or Common Units owned by it to any Affiliate of the Endeavor Subscribers, and (b) may effect a Transfer in connection with any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Article IX of the HoldCo LLC Agreement (any such Transfer described in clause (a) or (b), a “Permitted Transfer”). It shall be a condition precedent to any Permitted Transfer (and with respect to any other Transfers otherwise permitted pursuant to this Article II, the following clause (ii) shall be a condition precedent) that (i) the transferee shall agree in writing to be bound by this Agreement as a Party hereto (i.e., as an Endeavor Subscriber) by signing and delivering to New PubCo a joinder substantially in a form acceptable to New PubCo; and (ii) the Transfer, alone or together with other Transfers, does not create a material risk that HoldCo will be treated as a publicly traded partnership for U.S. federal income tax purposes. With respect to any Transfer that is not a Permitted Transfer, the Endeavor Subscribers will provide New PubCo with written notice of such Transfer either prior to or promptly following such Transfer.

2.3 Standstill. Without the approval of a majority of the Independent directors of the Board (in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law), Endeavor and its controlled Affiliates, acting alone or in concert with any other Person (including any other Affiliate of Endeavor), agree not to (a) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, New PubCo or HoldCo, (b) increase their direct or indirect beneficial ownership (excluding for clarity beneficial ownership to the extent arising solely from this Agreement or that certain Stockholders Agreement, dated as of April 2, by and between Mr. McMahon and Endeavor) or economic and/or voting interest in New PubCo or HoldCo above 75% of the then-current outstanding economic or voting interests of New PubCo or HoldCo by virtue of additional acquisitions or (c) effect a sale of New PubCo or HoldCo that would result in the receipt of a disproportionate “control premium” (or other disparate consideration) relative to other stockholders of New PubCo (except for amounts explicitly and directly in respect of services contemplated by the Services Agreement (as defined in the Transaction Agreement)).

2.4 For purposes of this Agreement, “Transfer” shall mean directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Law; provided, however, that (a) the following shall not be considered a “Transfer”: (i) entering into a voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of New PubCo or HoldCo that has been approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (ii) the pledge of shares of capital stock of New PubCo or HoldCo by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (iii) the fact that the spouse of any holder of Class A Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock ; or (iv) any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any equity interest or any legal or beneficial interest in any equity interest of Endeavor or any of its Subsidiaries (other than New PubCo, HoldCo or their respective Subsidiaries).

ARTICLE III

NON-COMPETE

3.1 Non-Compete. During the period beginning on the date of this Agreement and ending on the later of (i) the five year anniversary of the Closing Date and (ii) the six-month anniversary of Endeavor ceasing to hold or beneficially own, directly or indirectly (including through its controlled Affiliates), more than 20% (in the aggregate) of the voting power of the then-outstanding shares or capital stock of New PubCo, Endeavor shall not, and shall cause its controlled Affiliates (other than HoldCo and its Subsidiaries) not to:

(a) other than de minimis passive investments, acquire or invest in any other Competitive Wrestling League or professional mixed martial arts league that is competitive with UFC (acting alone or in concert with any other person (including any other Affiliates of Endeavor)); or

(b) represent (i) any professional wrestling league that is competitive with WWE (a “Competitive Wrestling League”), (ii) any fighter or wrestling talent in respect of their contractual relationship with HoldCo or any of its Subsidiaries, or (iii) any former wrestling talent of WWE in respect of their contractual relationship with any Competitive Wrestling League.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 4.1):

if to Endeavor, the Endeavor Subscribers or HoldCo:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd., Third Floor

Beverly Hills, CA 90210

Attention:	Seth Krauss
skrauss@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Justin Hamill
Michael Anastasio
Jonathan Solomon
Ian Nussbaum
Email:	Justin.Hamill@lw.com
Michael.Anastasio@lw.com
Jonathan.Solomon@lw.com
Ian.Nussbaum@lw.com

if to New PubCo:

200 Fifth Ave., 7th Floor

New York, NY 10010

Attention:	Seth Krauss
SKrauss@TKOgrp.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Justin Hamill
Michael Anastasio
Jonathan Solomon
Ian Nussbaum
Email:	Justin.Hamill@lw.com
Michael.Anastasio@lw.com
Jonathan.Solomon@lw.com
Ian.Nussbaum@lw.com

if to Mr. McMahon:

c/o World Wrestling Entertainment, Inc.

1241 E. Main Street

Stamford, Connecticut 06902

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Jonathan Davis, P.C.
Edward J. Lee, P.C.
Chelsea Darnell
Email:	jonathan.davis@kirkland.com
edward.lee@kirkland.com
chelsea.darnell@kirkland.com

4.2 Termination. This Agreement shall terminate upon and be of no further force and effect upon the earlier of (a) the mutual written agreement of the Parties and (b) 12:01 a.m., Eastern Time, on the day following the Sunset Date; provided, however, Article II, Article III and Article IV and the applicable definitions contained or referenced therein shall survive any such termination in accordance with their terms. Nothing set forth in this Section 4.2 shall relieve any Party from liability for any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge and the taking of such act, or failure to act, would result in such breach.

4.3 Interpretation and Rules of Construction. Section 9.14 of the Transaction Agreement shall apply to, and govern, this Agreement, mutatis mutandis.

4.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

4.5 Entire Agreement. This Agreement, together with the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement), the New PubCo Certificate and New PubCo’s by-laws (each as they may be amended) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

4.6 Assignment. Neither this Agreement nor any of the Parties’ respective rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

4.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for the rights of the Non-Recourse Parties set forth in Section 4.12 and (b) that WWE Designees shall be beneficiaries of, and permitted to enforce, their rights as and to the extent expressly set forth herein.

4.8 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an any injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 4.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

4.9 Governing Law.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The Parties agree that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom; provided, however, that, if such court does not have subject matter jurisdiction over such Legal Proceeding, such Legal

Proceeding shall be heard and determined exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, solely in connection with such Legal Proceedings, each of the Parties hereby (i) submits to the exclusive jurisdiction and venue of the Chosen Courts for the purpose of such Legal Proceeding arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process in connection with any such Legal Proceeding will be validly effected by sending notice in accordance with Section 4.1; (iii) irrevocably waives, and agrees not to attempt to deny, defeat or assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such Chosen Courts, that any Legal Proceeding brought in an appropriate Chosen Court is an inconvenient forum or that the venue of the Legal Proceeding is improper; and (iv) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. A final judgement in any such Legal Proceeding commenced in accordance with this Section 4.9(b) shall be conclusive and maybe enforced in any other jurisdictions by suit on the judgment or in any manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal rom, such final judgement.

4.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

4.11 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by each of the Parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to exercise any of its rights under this Agreement shall not constitute a waiver of those rights.

4.12 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, or arising out of, this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, this Section 4.12 shall not operate to limit or otherwise affect the obligations or liabilities of any Party hereto (in their capacity as such) with respect to their agreements contained herein or in any other agreement or document entered into in connection with the Transaction, in each case, to the extent such Party is a party thereto (and subject to the terms and conditions set forth therein with respect to such Party).

4.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.14 Expenses. Except as provided in this Agreement or the Transaction Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

4.15 Further Assurances. Each Party agrees, upon the reasonable request of the other Party, to execute and deliver, or cause to be executed and delivered, such further documents and instruments and take, or cause to be taken, such further actions as are necessary or reasonably requested to assure and confirm its obligations under this Agreement.

4.16 No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

[Signature Pages Follow]

The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

Endeavor Operating Company, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

January Capital Sub, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

January Capital Holdco, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

TKO Operating Company, LLC

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

TKO Group Holdings, Inc.

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Authorized Signatory

/s/ Vince McMahon
Vince McMahon

SCHEDULE I

PRE-CLOSING REORGANIZATION SCHEDULE

[Attached]

[Schedule to Governance Agreement]

SCHEDULE II

EXECUTIVE OFFICERS

New PubCo/HoldCo:

•	Ariel Emanuel as Chief Executive Officer

•	Mark Shapiro as President or President and Chief Operating Officer (as determined by EDR)

•	Andrew Schleimer as Chief Financial Officer

•	Seth Krauss as Chief Legal Officer

WWE:

•	Nick Khan as President, WWE

UFC:

•	Dana White as President, UFC

•	Lawrence Epstein as Chief Operating Officer, UFC

Should any of the foregoing Persons be terminated, resign, die or become incapacitated prior to the Closing, such initial position shall be vacant as of the Closing until filled in accordance with the New PubCo Organizational Documents (or the organizational documents of WWE or UFC, as applicable).

[Schedule to Governance Agreement]